TASER International, Inc. **OPERATING METRICS (UNAUDITED)**

	2015				2014
	Q4	Q3	Q2	Q1	Q4
Axon & Evidence.com Bookings (millions)	$ 44.7	$ 36.9	$ 30.6	$ 22.9	$ 24.6
Sequential % Change	*21%*	*21%*	*34%*	*-7%*	
Active Paid Seats (1)	45,900	33,000	29,000	22,000	18,000
Sequential % Change	*39%*	*14%*	*32%*	*22%*	
Annual Recurring Revenue (millions) (2)	$ 16.7	$ 12.0	$ 9.8	$ 7.8	
Average Monthly Revenue Per User**	$ 44.7	$ 27.6	$ 29.0	$ 26.8	$ 26.5
Future Billings (millions) (3)*	$ 132.8	$ 99.2	$ 77.7	$ 56.3	$ 39.3
Sequential % Change	*34%*	*28%*	*38%*	*43%*	
Future Contracted Revenue (millions) (4)	$ 159.0	$ 122.4	$ 94.9	$ 71.1	$ 53.6
Sequential % Change	*30%*	*29%*	*33%*	*33%*	
Attachment Rate (5)*	84%	79%	77%	80%	80%
Multiple Year Contract % (6)	92%	91%	88%	90%	90%
LTV/CAC	4.3	4.6	4.5	3.5	3.9
Weapons Op Inc %	37.4%	35.4%	38.6%	40.6%	36.6%
Evidence.com new seats booked	13,200	9,300			
Evidence.com cumulative seats booked	59,000	45,800			

(1) The seats that are included in the revenue recognition as of the period end
(2) Monthly recurring license, integration, warranty and storage revenue annualized.
(3) Cumulative bookings for Axon and Evidence.com to date net of cumulated Axon camera and Evidence.com recognized revenue and Axon camera and Evidence.com deferred revenue balances
(4) Cumulative bookings for Axon and Evidence.com minus cumulative recognized revenue related solely to Axon and Evidence.com
(5) Out of all the cameras sold in the quarter, the number that also bought Evidence.com
(6) For orders booked with Evidence.com seats, the % that signed multiple year contracts

* Indicates disclosure that will be discontinued in 2016
**ARPU calculation does not accurately reflect the recurring nature of service revenue due to the variability of catch-up revenue quarter to quarter. The Q4 ARPU of $44.7 includes $0.9 million of catch-up revenue. Please listen to our Q4 2015 earnings conference call for further ARPU discussion and alternative metrics that more accurately capture our recurring user revenue.